Exhibit 5

April 29, 2011

Carpenter Technology Corporation
P.O. Box 14662
Reading, PA 19162

Re:           Registration Statement on Form S-8
 Savings Plan of Amega West Services, LLC

Ladies and Gentlemen:

We have acted as special counsel to Carpenter Technology Corporation (the “Company”) in connection with the Company’s filing of a Registration Statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to up to 100,000 shares of common stock, par value $5.00 per share (the “Shares”) issuable pursuant to the Savings Plan of Amega West Services, LLC (the “Plan”).

In connection herewith, we have examined:

(1)           the Plan; and

(2)           the Registration Statement.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of  the Company’s Restated Certificate of Incorporation and the Company’s Bylaws, each as currently in effect, and such other corporate records, agreements and instruments of the Company, certificates of public officials and officers of the Company, and such other documents, records and instruments, and we have made such legal and factual inquiries, as we have deemed necessary or appropriate as a basis for us to render the opinion hereinafter expressed. In our examination of the foregoing, we have assumed the genuineness of all signatures, the legal competence and capacity of natural persons, the authenticity of documents submitted to us as originals and the conformity with authentic original documents of all documents submitted to us as copies. When relevant facts were not independently established, we have relied without independent investigation as to matters of fact upon statements of governmental officials and upon representations, certificates and statements of appropriate representatives of the Company.

Based upon the foregoing and in reliance thereon, and subject to the assumptions, comments, qualifications, limitations and exceptions set forth herein, we are of the opinion that the shares have been duly authorized and, when issued pursuant to the terms of the Plan, the Shares will be validly issued, fully paid and non-assessable.

Our opinion herein reflects only the application of the General Corporation Law of the State of Delaware.  The opinion set forth herein is made as of the date hereof and is subject to, and may be limited by, future changes in the factual matters set forth herein, and we undertake no duty to advise you of the same. The opinion expressed herein is based upon the law in effect (and published or otherwise generally available) on the date hereof, and we assume no obligation to revise or supplement this opinion should such law be changed by legislative action, judicial decision or otherwise. In rendering our opinion, we have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

We hereby consent to the inclusion of our opinion as Exhibit 5 to the Registration Statement and further consent to the reference to this firm in the Registration Statement.  In giving such consent, we do not thereby concede that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.

We do not render any opinion except as set forth above.  By your acceptance of this opinion letter, you agree that it may not be relied upon, circulated, quoted or otherwise referred to by any other person or for any other purpose without our prior written consent in each instance.

Very truly yours,

/s/ Bryan Cave LLP